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                                 EXHIBIT 5.1


                                March 16, 1995

Board of Directors
Washington Mutual, Inc.
1201 Third Avenue
Seattle, Washington 98101

Ladies and Gentlemen:

        We have acted as counsel for Washington Mutual, Inc., a Washington Corporation (the "Company") in connection with the proposed merger (the "Merger) of Olympus Capital Corporation ("Olympus") with and into the Company in accordance with the terms of that certain Amended and Restated Agreement for Merger dated as of January 20, 1995 among the Company, Washington Mutual Bank, Washington Mutual Federal Savings Bank, Olympus and Olympus Bank, a Federal Savings Bank (the "Merger Agreement") and the preparation and filing of a Registration Statement ("Registration Statement") on Form S-4 under the Securities Act of 1933, as amended for up to 3,002,621 shares (the "Shares") of the Company's common stock, no par value per share, that are issuable to shareholders of Olympus as consideration for the surrender of their shares of Olympus Common Stock in the Merger. We have examined the Registration Statement, the Merger Agreement and such other documents and records as we deem necessary for the purpose of this opinion.

        Based on the foregoing, we are of the opinion that upon the issuance of the Shares in accordance with the terms of the Merger Agreement and the Registration Statement, the Shares will be legally issued, fully paid and nonassessable.

        We hereby consent to the filing of this Opinion as an Exhibit to the Registration Statement and to the reference to our firm in the Prospectus included in the Registration Statement under the caption entitled "Legal Matters."


                                         Very truly yours,

                                         FOSTER PEPPER & SHEFELMAN


                                         /s/  ROBERT C. SEIDEL
                                         ----------------------------
                                              Robert C. Seidel